Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement Nos. 333-167894 and 333-166142 on Form S-3, Registration Statement Nos. 333-176147 and 333-162209 on Form S-8, and Registration Statement No. 333-172982 on Form S-3 of our report dated March 29, 2010, relating to the combined financial statements of Resolute Natural Resources Company, LLC, Resolute Aneth, LLC, WYNR, LLC, BWNR, LLC, RNRC Holdings, Inc. and Resolute Wyoming, Inc. appearing in the Annual Report on Form 10-K of Resolute Energy Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 12, 2012